Exhibit 99.1

McCLATCHY REPORTS GROWTH IN FOURTH QUARTER 2009 EARNINGS

•	Operating cash flow increased $23.1 million, or 19.8% from fourth quarter 2008 excluding restructuring-related charges
•	Cash expenses were down by 28.5% from fourth quarter 2008 excluding restructuring-related charges
•	Improving revenue trends continue into 2010
•	Takes $26.3 million non-cash impairment charge on the value of the Miami land held for sale

SACRAMENTO, Calif., Jan. 27, 2010 – The McClatchy Company (NYSE-MNI) today reported net income from continuing operations in the fourth quarter of 2009 of $32.4 million, or 38 cents per share, compared to a loss of $20.4 million, or 25 cents per share, in the 2008 quarter. Adjusted earnings from continuing operations(1) were $49.6 million, or 59 cents per share, in the fourth quarter of 2009 after excluding the unusual items discussed below, compared to $21.8 million, or 26 cents per share, reported in the fourth quarter of 2008.  Total net income including discontinued operations was $25.8 million, or 30 cents per share in the fourth quarter of 2009 compared to a net loss of $27.0 million, or 33 cents per share in the 2008 fourth quarter.

Unusual items affecting the fourth-quarter results from continuing operations in each year are discussed below and are included in adjusted earnings from continuing operations.(1)

Revenues in the fourth quarter of 2009 were $393.2 million, down 16.5% from the fourth quarter of 2008.  Advertising revenues were $308.7 million, down 20.5% from 2008, and circulation revenues were $71.4 million, up 6.6%.  Online advertising revenues grew 14.9% in the fourth quarter of 2009 and were 15.8% of total advertising revenues compared to 10.9% of total advertising revenues in the fourth quarter of 2008.

Cash expenses, excluding severance associated with restructuring plans, declined $100.8 million, or 28.5% from the 2008 quarter.  Operating cash flow, a non-GAAP measure, was $139.9 million, up 19.8% (non-GAAP measurements are discussed below).

Full Year Results:

Income from continuing operations for 2009 was $60.3 million, or 72 cents per share, and was affected by the impact of the unusual items discussed below. Adjusted earnings from continuing operations(1) were $60.6 million, or 72 cents per share, in 2009.  Total net income including discontinued operations was $54.1 million, or 65 cents per share, in 2009.

Income from continuing operations for 2008 was $2.8 million, or three cents per share, and was affected by the impact of the unusual items discussed below. Adjusted earnings from continuing operations (1) were $55.4 million, or 67 cents per share, in 2008.  Total net loss including discontinued operations was $4.0 million, or five cents per share, in 2008.

Revenues in 2009 were down 22.6% to $1.5 billion compared to $1.9 billion in 2008.  Advertising revenues in 2009 totaled $1.1 billion, down 27.1%, and circulation revenues were $278.3 million, up 4.8%.

Management’s Comments:

Commenting on McClatchy’s results, Gary Pruitt, chairman and chief executive officer, said, “We were pleased to see 2009 end on a more positive note. The advertising revenue trend improvement in October and November continued into December. Ad revenues, which were down 28.1% year-over-year in the third quarter, declined 25.9% in October, 19.6% in November and 14.9% in December. Importantly, we reported strong growth in our digital advertising revenues, up 14.9% in the fourth quarter compared to 2008.

“We’re seeing some evidence of a recovery in classified advertising. It’s typically the first area of our business to suffer in a downturn – and also the first to rebound when the economy improves. Importantly, the improvement in the rate of decline is consistent across all regions and categories of classified advertising, both in print and online advertising.

“Our transition to a successful hybrid print and online company continues to advance. Our online audiences are growing. Average monthly unique visitors to our websites were up 18.6% in 2009.  McClatchy’s online advertising from its websites represents an industry-leading 16.2% of total newspaper advertising revenue for all of 2009. Conventional thinking holds that newspaper companies are being left behind as advertising migrates from print to the internet. But that is not true at McClatchy. About one-third of our classified advertising now takes place online. More than half of employment, one-third of automotive and a quarter of real estate advertising is digital.

“But given that total ad revenues are still negative and secular challenges remain, we will continue to focus on costs. We feel we’ve made real progress in reengineering our company over the past few years. In 2009 cash expenses declined by about $390 million, or 26.1%.  The results are clear: Our operating cash flow grew 19.8% in the fourth quarter compared to the fourth quarter of 2008, on top of growth in the third quarter. And every one of our newspapers is profitable.

“Based on the first few weeks in January, ad revenues are down in the low- to mid-teens percentage range and that is consistent with where we expect to see ad revenues in the first quarter of 2010.  We also expect cash expenses to be down in the low-20 percent range in the first quarter, so we expect to see strong double-digit growth in operating cash flow, which would enable us to continue to improve our leverage ratio. Our debt at the end of 2009 was 5.26 times cash flow as defined under our credit agreement, and we expect it to decline to approximately 5.0 times by the end of the first quarter.

“While we are seeing improving advertising revenue trends, we still have a lot of hard work ahead of us as we weather the current economic environment. We will remain vigilant in realigning our costs to focus on our core competencies: high quality journalism, advertising sales and digital media.”

Pat Talamantes, McClatchy’s chief financial officer, said, “We completed the quarter with debt principal outstanding of $1.95 billion, down more than $174 million from the end of 2008.  Based on our trailing 12 months of cash flow, our leverage ratio, as defined under our credit agreement, improved for the third consecutive quarter to 5.26 times at the end of the fourth quarter, and our interest coverage ratio was 3.08 times.  Both of these ratios are well within the covenant requirements under our current credit agreement of a leverage ratio of less than 7.0 times and an interest coverage ratio of greater than 2.0 times. And, as Gary said, we expect further improvement in our leverage ratio in the first quarter.

“We are also pleased to report that our pension plan had strong returns in 2009 and, based on preliminary results, the unfunded status of the company’s pension plans improved by approximately $114 million from year-end 2008.”

(1) Adjusted Earnings From Continuing Operations and EPS:

Earnings in the fourth quarters and the full years of 2009 and 2008 included the impact of several unusual events, including:

2009 transactions and events:

•
In March 2009, the company announced restructuring efforts which included, among other things, reducing its workforce by approximately 15%, freezing the company’s pension plans and temporarily suspending the company’s matching contribution to its 401(k) plan as of March 31, 2009.

•
On May 21, 2009, the company launched a private debt exchange offer for all of its outstanding debt securities for a combination of cash and new debt securities. The offer closed on June 25, 2009, and the company exchanged $3.4 million in cash and $24.2 million of newly issued senior notes for $102.8 million of debt securities. The company recorded a gain on the transaction in the second quarter.

•
In connection with the exchange offer described above, the company entered into an agreement with its lenders on May 20, 2009, to amend its credit agreement which, among other things, allowed the company to use up to $60 million of its revolving credit facility to repurchase its unsecured notes due in 2011 or unsecured notes due in 2014, subject to certain conditions. As a result, the company wrote off a portion of its original financing costs related to its credit agreement in the second quarter.

•	During the second quarter of 2009, the company recorded $10.6 million of accelerated depreciation on production equipment resulting from the outsourcing of printing at several of its newspapers.

•
The company recorded additional closing adjustments that impacted the gain on the 2008 sale of SP Newsprint Company of which McClatchy was a one-third owner.  The company received $60 million in proceeds from this sale ($5 million in 2009), which was used to repay debt.

•
The company recorded a $26.3 million non-cash write-down of the value of land held for sale in Miami in the fourth quarter of 2009 reflecting the challenging credit markets faced by the buyer and the decline in the commercial real estate market in Miami.

•
The Company’s effective tax rate was 35.4% for the fourth quarter of 2009 and 32.6% for all of 2009, which was lower than the previously estimated annual rate of 61.8% due primarily to the impact of a settlement for certain state tax issues that were resolved during the quarter and greater earnings before taxes generated in the fourth quarter of 2009 than anticipated. The revised rates were applied to the unusual items in the adjusted earnings from continuing operations below and the impact is separately identified in the schedule.

•
The settlement of certain open state tax issues (discussed above) for which the company had provided taxes in prior years resulted in a reduction of the company’s fourth quarter tax expense of $4.8 million, and reduced interest on tax liabilities by $6.9 million.

2008 transactions and events:

•
In May 2008, the company purchased $300 million aggregate principal amount of its outstanding publicly-traded debt securities for $282.4 million. The company recorded a gain on the transaction in the second quarter of 2008.

•
On June 16, 2008, and again on September. 16, 2008, the company announced restructuring plans to permanently reduce its workforce. The reductions were implemented in the second and fourth quarters of 2008.

•
On June 30, 2008, the company sold its 15.0% interest in ShopLocal, LLC for $7.875 million and used the proceeds to reduce debt and recorded a write-off in the second quarter of 2008 related to ShopLocal’s carrying value. In addition, one of the internet companies in which McClatchy has an investment incurred an impairment charge on a product and as a result, the company recognized a charge related to this investment in the second quarter.

•
In March and September 2008, the company obtained amendments to its credit agreement which provided greater flexibility for the life of the credit facility in the allowable leverage and interest coverage ratios, the two primary financial covenants contained in the agreement. As a result, the company wrote off a portion of its original financing costs related to its credit agreement in the first and third quarters of 2008.

Both the 2009 and 2008 results included charges for certain discrete tax items.

The impact of these items on the 2009 and 2008 results are summarized below (dollars in thousands, except per share amounts):

	Three Months Ended		Year Ended
(Dollars in thousands, except per share amounts)	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
Income (loss) from continuing operations	$32,384	$(20,418)	$60,264	$2,807
Unusual items, net of tax:
Sale of SP Newsprint Company interest	4	82	(501)	(21,703)
Gain on extinguishment of debt	20	(851)	(27,780)	(13,306)
Restructuring related charges	1,596	1,351	15,672	26,821
Impairment related charges	17,834	36,331	17,834	51,816
Accelerated depreciation on equipment	-	-	5,794	-
Write-off of financing costs	-	-	230	2,355
Reversal of interest on tax settlements	(3,839)		(3,839)
Impact of revised projected annual tax rate	6,442	-	-	-
Certain discrete tax items	(4,797)	5,287	(7,061)	6,600
Adjusted income from continuing operations	$49,644	$21,782	$60,613	$55,390
Earnings per share:
Income (loss) from continuing operations	$0.38	$(0.25)	$0.72	$0.03
Adjusted income from continuing operations	$0.59	$0.26	$0.72	$0.67

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release the company has provided information regarding operating income, non-operating expenses and income, income taxes, net income and diluted earnings per share (EPS) excluding certain special or unusual items described in the table above. In addition, the company has presented operating cash flows (defined as operating income plus depreciation and amortization, non-cash charges for impairment of assets included in operating income, and restructuring related charges) along with operating cash flow margins (operating cash flow divided by net revenues), which are reconciled to GAAP measures in an attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the company’s on-going operating results;
•	the ability to better identify trends in the company’s underlying business;
•	a better understanding of how management plans and measures the Company’s underlying business; and
•	an easier way to compare the company’s most recent results of operations against investor and analyst financial models.

Operating income, non-operating expenses and income, income taxes, net income and diluted earnings per share (EPS) excluding certain special or unusual items should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Nor are operating cash flow and operating cash flow margins to be considered replacements for cash provided by operating activities as shown in the company’s statement of cash flows.

The company’s statistical report, which summarizes revenue performance for the 2009 fourth fiscal quarter and fiscal year 2009, follows.

At 11 a.m. Eastern time today, McClatchy will review its results in a conference call (877-278-1205 pass code 51959527) and webcast (www.mcclatchy.com).  The webcast will be archived at McClatchy’s website.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, 43 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, Apartments.com and 33.3% of HomeFinder, LLC which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, future dividend payments, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the duration and depth of the economic recession; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; the Company’s inability to continue to satisfy the New York Stock Exchange’s qualitative and quantitative listing standards for continued listing; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; decreased circulation and diminished revenues from retail, classified and national advertising; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

#########

***THE McCLATCHY COMPANY***
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 27,	December 28,	December 27,	December 28,
	2009	2008	2009	2008
REVENUES - NET:
Advertising	$308,659	$388,298	$1,143,129	$1,568,766
Circulation	71,396	66,974	278,256	265,584
Other	13,179	15,598	50,199	66,106
	393,234	470,870	1,471,584	1,900,456
OPERATING EXPENSES:
Compensation	128,758	175,000	582,241	822,771
Newsprint and supplements	33,981	66,137	167,164	252,599
Depreciation and amortization	32,204	34,438	142,889	142,948
Other operating expenses	94,072	115,216	380,778	460,973
Goodwill and newspaper masthead impairment	-	59,563	-	59,563
	289,015	450,354	1,273,072	1,738,854

OPERATING INCOME	104,219	20,516	198,512	161,602

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(24,501)	(41,245)	(127,276)	(157,385)
Interest income	1	97	47	1,429
Equity gain (losses) in unconsolidated companies, net	(1,505)	319	2,130	(14,021)
Gain on sale of SP Newsprint	(6)	(129)	208	34,417
Gain on extinguishment of debt	(32)	1,346	44,117	21,026
Write-down of investments and land held for sale	(28,322)	(1,964)	(28,322)	(26,462)
Other - net	309	359	(5)	1,479
	(54,056)	(41,217)	(109,101)	(139,517)
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAX PROVISION (BENEFIT)	50,163	(20,701)	89,411	22,085
INCOME TAX PROVISION (BENEFIT)	17,779	(283)	29,147	19,278
INCOME (LOSS) FROM CONTINUING OPERATIONS	32,384	(20,418)	60,264	2,807
LOSS FROM DISCONTINUED OPERATIONS -
NET OF INCOME TAXES	(6,555)	(6,583)	(6,174)	(6,758)
NET INCOME (LOSS)	$25,829	$(27,001)	$54,090	$(3,951)

NET INCOME (LOSS) PER COMMON SHARE:
Basic:
Income (loss) from continuing operations	$0.38	$(0.25)	$0.72	$0.03
Loss from discontinued operations	$(0.08)	$(0.08)	$(0.07)	$(0.08)
Net income (loss) per share	$0.31	$(0.33)	$0.65	$(0.05)
Diluted:
Income (loss) from continuing operations	$0.38	$(0.25)	$0.72	$0.03
Loss from discontinued operations	$(0.08)	$(0.08)	$(0.07)	$(0.08)
Net income (loss) per share	$0.30	$(0.33)	$0.65	$(0.05)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	84,446	82,511	83,785	82,333
Diluted	84,740	82,511	83,810	82,409

***THE McCLATCHY COMPANY***
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

	Three Months Ended		Year Ended

	December 27,	December 28,	December 27,	December 28,
	2009	2008	2009	2008
REVENUES - NET:
Advertising	$308,659	$388,298	$1,143,129	$1,568,766
Circulation	71,396	66,974	278,256	265,584
Other	13,179	15,598	50,199	66,106
	393,234	470,870	1,471,584	1,900,456
OPERATING EXPENSES:
Compensation excluding restructuring charges	125,278	172,747	553,666	778,067
Newsprint and supplements	33,981	66,137	167,164	252,599
Other cash operating expenses	94,072	115,215	380,778	460,736
Cash operating expenses excluding
restructuring charges	253,331	354,099	1,101,608	1,491,402
Restructuring related compensation	3,480	2,253	28,575	44,704
Non-cash impairment charge	-	59,563	-	59,799
Depreciation and amortization	32,204	34,438	142,889	142,948
Total operating expenses	289,015	450,353	1,273,072	1,738,853

OPERATING INCOME	104,219	20,517	198,512	161,603
Add back:
Depreciation and amortization	32,204	34,438	142,889	142,948
Non-cash impairment charge	-	59,563	-	59,799
Restructuring related compensation charges	3,480	2,253	28,575	44,704
OPERATING CASH FLOW	$139,903	$116,771	$369,976	$409,054

OPERATING CASH FLOW MARGIN	35.6%	24.8%	25.1%	21.5%

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined			Print Only			Online Only

Revenues - Net:	2009	2008	% Change	2009	2008	% Change	2009	2008	% Change

Advertising
Retail	$173,560	$217,646	-20.3%	$153,399	$204,081	-24.8%	$20,161	$13,565	48.6%
National	30,460	37,984	-19.8%	23,410	33,351	-29.8%	7,050	4,633	52.2%
Classified Total	70,147	93,548	-25.0%	48,717	69,397	-29.8%	21,430	24,151	-11.3%
Automotive	21,115	26,542	-20.4%	13,411	18,681	-28.2%	7,704	7,861	-2.0%
Real Estate	15,024	23,342	-35.6%	11,286	19,263	-41.4%	3,738	4,079	-8.4%
Employment	12,516	22,202	-43.6%	5,968	12,379	-51.8%	6,548	9,823	-33.3%
Other	21,492	21,462	0.1%	18,053	19,074	-5.4%	3,440	2,388	44.1%
Direct Marketing	34,009	38,680	-12.1%	34,009	38,680	-12.1%
Other Advertising	483	440	9.8%	483	440	9.8%
Total Advertising	$308,659	$388,298	-20.5%	$260,018	$345,949	-24.8%	$48,641	$42,349	14.9%

Circulation	71,396	66,974	6.6%
Other	13,179	15,598	-15.5%
Total Revenues	$393,234	$470,870	-16.5%

Advertising Revenues by Market:
California	$54,970	$70,434	-22.0%	$46,606	$63,267	-26.3%	$8,365	$7,167	16.7%
Florida	49,404	62,303	-20.7%	42,139	56,527	-25.5%	7,266	5,776	25.8%
Texas	34,490	41,585	-17.1%	29,230	37,005	-21.0%	5,260	4,580	14.8%
Southeast	87,503	109,444	-20.0%	73,753	96,500	-23.6%	13,749	12,944	6.2%
Midwest	49,947	61,530	-18.8%	41,338	54,215	-23.8%	8,609	7,315	17.7%
Northwest	32,323	42,980	-24.8%	26,952	38,435	-29.9%	5,370	4,545	18.2%
Other	22	22	0.0%	0	0	0.0%	22	22	0.0%
Total Advertising	$308,659	$388,298	-20.5%	$260,018	$345,949	-24.8%	$48,641	$42,349	14.9%

Advertising Statistics for Dailies:
Full Run ROP Linage				5,439.5	6,527.3	-16.7%

Millions of Preprints Distributed				1,642.8	1,918.1	-14.4%

Average Paid Circulation:*
Daily				2,246.9	2,547.8	-11.8%
Sunday				2,881.7	3,154.5	-8.6%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	December Year-to-Date
	Combined			Print Only			Online Only

Revenues - Net:	2009	2008	% Change	2009	2008	% Change	2009	2008	% Change

Advertising
Retail	$610,280	$786,316	-22.4%	$539,628	$739,764	-27.1%	$70,652	$46,552	51.8%
National	106,251	146,376	-27.4%	83,361	129,818	-35.8%	22,890	16,558	38.2%
Classified Total	307,497	490,334	-37.3%	215,551	372,090	-42.1%	91,946	118,244	-22.2%
Automotive	90,667	131,332	-31.0%	58,721	98,832	-40.6%	31,946	32,500	-1.7%
Real Estate	70,655	123,276	-42.7%	53,946	106,131	-49.2%	16,709	17,145	-2.5%
Employment	58,963	144,089	-59.1%	29,402	84,750	-65.3%	29,561	59,339	-50.2%
Other	87,212	91,636	-4.8%	73,482	82,377	-10.8%	13,730	9,260	48.3%
Direct Marketing	117,292	144,088	-18.6%	117,292	144,088	-18.6%
Other Advertising	1,809	1,652	9.5%	1,809	1,652	9.5%
Total Advertising	$1,143,129	$1,568,766	-27.1%	$957,641	$1,387,412	-31.0%	$185,488	$181,354	2.3%

Circulation	278,256	265,584	4.8%
Other	50,199	66,107	-24.1%
Total Revenues	$1,471,584	$1,900,457	-22.6%

Advertising Revenues by Market:
California	$206,693	$282,762	-26.9%	$174,761	$253,245	-31.0%	$31,932	$29,517	8.2%
Florida	169,568	233,595	-27.4%	141,813	208,818	-32.1%	27,755	24,777	12.0%
Texas	128,040	171,442	-25.3%	108,503	154,742	-29.9%	19,537	16,700	17.0%
Southeast	327,627	455,219	-28.0%	273,583	397,656	-31.2%	54,044	57,563	-6.1%
Midwest	185,523	244,367	-24.1%	154,225	213,248	-27.7%	31,298	31,119	0.6%
Northwest	125,578	180,474	-30.4%	104,756	159,703	-34.4%	20,822	20,771	0.2%
Other	100	907	-89.0%	0	0	0.0%	100	907	-89.0%
Total Advertising	$1,143,129	$1,568,766	-27.1%	$957,641	$1,387,412	-31.0%	$185,488	$181,354	2.3%

Advertising Statistics for Dailies:
Full Run ROP Linage				21,370.3	27,368.2	-21.9%

Millions of Preprints Distributed				5,621.0	6,668.3	-15.7%

Average Paid Circulation:*
Daily				2,298.6	2,594.8	-11.4%
Sunday				2,946.4	3,213.6	-8.3%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.